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                                                                    Exhibit 99.1


[GENCORP LOGO]


NEWS RELEASE
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INVESTOR CONTACT:    YASMIN SEYAL
                     SENIOR VICE PRESIDENT & CHIEF FINANCIAL OFFICER
                     916-351-8585

PRESS CONTACT:       LINDA BEECH CUTLER
                     VICE PRESIDENT, CORPORATE COMMUNICATIONS
                     916-351-8650


FOR IMMEDIATE RELEASE

                        GENCORP TO APPEAL COURT DECISION

SACRAMENTO, CA - MARCH 10, 2003 - GenCorp Inc. (NYSE:GY) today announced it is pursuing its appeal of a partial judgment in the case of GenCorp Inc. v. Olin Corporation, rather than seek further review of an Order of the United States Sixth Circuit Court of Appeals issued on February 13, 2003.

In order to move forward with this appeal, the Company has posted a supersedeas bond covering the judgment and related interest in the amount of approximately $30 million. While the bond impacts liquidity, the Company currently believes that its existing cash and cash equivalents, forecasted operating cash flows and borrowings available under its credit facilities will provide sufficient funds to meet its operating plan for 2003.

As discussed more fully in its recently filed annual report, the Company has concluded that it is not currently appropriate to accrue additional amounts related to this matter beyond previously established reserves for potential liability for contamination at the Olin TDI facility and related offsite contamination.




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Certain information contained in this release including views regarding the outcome of litigation and the Company's liquidity should be considered "forward-looking statements" as defined by the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve certain risks, estimates, assumptions and uncertainties with respect to contract performance, the outcome of litigation, cash flows, availability of borrowings and the amount of liability reserves. These and other factors are described in more detail in the Company's Annual Report on Form 10-K for the year ended November 30, 2002, filed with the Securities and Exchanges Commission. Additional risks may be described from time to time in future filings with the Securities and Exchange Commission. All such risk factors are difficult to predict, contain material uncertainties that may affect actual results, and may be beyond the Company's control.

GenCorp is a multi-national, technology-based manufacturer with operations in the automotive, aerospace, defense and pharmaceutical fine chemicals industries. Additional information about GenCorp can be obtained by visiting the Company's web-site at http://www.gencorp.com.

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